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                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                       INTERNET BROADCASTING SYSTEM, INC.


                  It is hereby certified that:

                  1. The name of the corporation, under which it was originally incorporated, is Internet Broadcasting System, Inc. (the "Corporation"). The original Certificate of Incorporation of the Corporation (as subsequently amended, the "Certificate") was filed with the Office of the Secretary of State of the State of Delaware on February 28, 1995. The Certificate was amended and an Amendment to the Certificate was filed with the Office of the Secretary of State of the State of Delaware on April 9, 1996. The Certificate, was further amended and an Amendment to the Certificate was filed with the Office of the Secretary of State of the State of Delaware on July 18, 1997.

                  2. The Certificate is hereby restated and further amended as follows: (i) to change the name of the Corporation to IBS Interactive, Inc.;
  (ii) to increase the total number of shares of capital stock that the Corporation shall have the authority to issue from Three Thousand (3,000) shares to Twelve Million (12,000,000) shares, of which Eleven Million (11,000,000) shares shall be Common Stock, par value $.01 per share and One Million (1,000,000) shares shall be designated preferred stock; (iii) to provide for a 1,029.1-to-1 split of the Corporation's currently issued and outstanding Common Stock, no par value (the "Old Common Stock"); (iv) to fix the rights, powers and designations of the Common Stock; and (v) to affirmatively provide, pursuant to Section 228 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law"), that action by holders of the Corporation's capital stock may only be taken at a duly held meeting of stockholders.

                  3. Except for (i) the inclusion of the foregoing amendments, and (ii) the renumbering of the Certificate, there are no discrepancies between the provisions of the Certificate as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

                  4. The amendments to and restatement of the Certificate as the Restated Certificate of Incorporation (the "Restated Certificate") have been duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the Delaware Corporation Law.


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                  The text of the Certificate is restated with the amendments described above, effective as of 10:00 a.m. on March 10, 1998 to read as follows:

                  FIRST: The name of the corporation is IBS Interactive, Inc. (the "Corporation").

                  SECOND: The name and address of the Corporation's registered office in the State of Delaware is The Prentice Hall Corporation System, Inc. located at 1013 Centre Road, City of Wilmington, County of New Castle.

                  THIRD: The nature of the business and the purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Delaware Corporation Law.

                  FOURTH: The Corporation shall have the authority to issue two
(2) classes of capital stock, to be designated respectively "Preferred Stock" and "Common Stock." The total number of shares of capital stock that the Corporation shall have the authority to issue is Twelve Million (12,000,000). The total number of shares of preferred stock, par value $.01 per share (the "Preferred Stock"), that the Corporation shall have authority to issue is One Million (1,000,000). The total number of shares of Common Stock, par value $.01 per share (the "Common Stock"), that the Corporation shall have authority to issue is Eleven Million (11,000,000).

                  Upon the filing of this Restated Certificate, the shares of Old Common Stock shall be changed so that every one (1) share of Old Common Stock will automatically, and without any action on the part of the holder thereof, be converted into 1,029.1 shares of Common Stock, provided, however, that no fractional shares shall be issued pursuant to such conversion and no payment shall be made for any fractional shares.

                  The Preferred Stock shall consist of One Million (1,000,000) shares. The following is a statement fixing certain of the designations and the powers, voting rights, preferences and relative, participating, optional and other rights of the Preferred Stock, and the qualifications, limitations or restrictions thereof, and of the authority with respect thereto expressly granted to the Board of Directors of the Corporation to fix any such provisions not fixed by this Restated Certificate.


A. PREFERRED STOCK

         The Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issue of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time, in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The powers, voting rights, designations, preferences and relative, participating, optional or other special rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, of such preferences and/or rights (collectively, the "Series Terms"), shall be such as are stated and expressed in the resolution or resolutions providing for the issue of such series of Preferred Stock (the "Series Term Resolution") adopted by the Board of Directors. The powers of the Board of Directors with respect to the Series Terms of a particular series (any of which powers may by resolution of the Board of


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Directors be specifically delegated to one or more of its committees, except as prohibited by the Delaware Corporation Law) shall include, but not be limited to, determination of the following:

                  (1) The number of shares constituting that series and the distinctive designation of that series;

                  (2) The dividend rate on the shares of that series, whether such dividends, if any, shall be cumulative, and, if so, the date or dates from which dividends payable on such shares shall accumulate, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                  (3) Whether that series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

                  (4) Whether that series shall have conversion privileges with respect to shares of any other class or classes of stock or of any other series of any class of stock, and, if so, the terms and conditions of such conversion upon the occurrence of such events as the Board of Directors shall determine;

                  (5) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the relative rights of priority of the shares of such series, if any, of redemption, the date or dates upon or after which the shares of such series shall be redeemable, provisions regarding redemption notices, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                  (7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

                  (8) The conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation;

                  (9) The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation; and

                  (10) Any other designation, preference, power and right and any qualification, limitation or restriction thereon as may be fixed by resolution or resolutions of the Board of Directors or by the Delaware Corporation Law.



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         Any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside this Restated Certificate and the Series Terms Resolution, provided that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in this Restated Certificate or in the Series Terms Resolution.

B. COMMON STOCK

         The Common Stock shall consist of Eleven Million (11,000,000) shares. The powers, preferences and rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

                  1. Voting. A holder of shares of Common Stock shall be entitled to one (1) vote for each share held. Each share of Common Stock is vested with all of the same rights and powers in all respects, including, without limitation, dividend and liquidation rights. Whenever the Corporation shall issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of such amended certificate shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of Section 242(b)(2) of the Delaware Corporation Law shall otherwise require, provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

                  2. Dividends. When and as dividends are declared thereon, whether payable in cash, property or securities of the Corporation, holders of Common Stock will be entitled to share in such dividends ratably according to the number of shares of Common Stock held by such holder, subject to the rights of the holders of shares of any series of Preferred Stock set forth in any Series Terms Resolution.

                  3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for the payment of the debts and other liabilities of the Corporation and the payment or setting aside for payment of any preferential amount due to the holders of shares of any series of Preferred Stock, the holders of Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by such holders, in the remaining assets of the Corporation available for distribution to its stockholders, subject to the rights of the holders of any shares of any class of stock or series ranking on parity with the Common Stock as to payment or distribution in such event.


         FIFTH: In furtherance and not in limitation of the powers conferred by the Delaware Corporation Law, the Corporation's Amended and Restated By-laws, as such Amended and Restated By-Laws, may be from time to time be further amended, modified or supplemented (as so amended, modified or supplemented, the "By-Laws"), may be modified, altered, amended or repealed by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors.


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         The powers of the Corporation shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of a Board of Directors. The number of directors may be increased or decreased by the Board of Directors from time to time as provided in the By-laws.

         SIXTH: Election of directors of the Corporation need not be by ballot unless the By-laws of the Corporation shall so provide.

         SEVENTH: No director of the Corporation shall have personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, that nothing in this Article EIGHTH shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. In the event the Delaware Corporation Law is amended after the date hereof so as to authorize corporate action further eliminating or limiting the liability of directors of the Corporation, the liability of the directors shall thereupon be eliminated or limited to the maximum extent permitted by the Delaware Corporation Law, as so amended from time to time. Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

         EIGHTH: The Corporation shall, to the fullest extent permitted by
Section 145 of the Delaware Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under Section 145 from and against any and all expense, liability, or other matter referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other right to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in any manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, Internet Broadcasting System, Inc. has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer this 9th day of March, 1998.


                                    /s/  Nicholas R. Loglisci, Jr.
                                         -------------------------------------
                                         Nicholas R. Loglisci, Jr.
                                         President and Chief Executive Officer